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EXHIBIT 21.1

SUBSIDIARIES OF MDU COMMUNICATIONS INTERNATIONAL, INC.

Name of Subsidiary	Jurisdiction of Incorporation
MDU Communications Inc.	Canada
MDU Communications (USA) Inc.	Washington State

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SUBSIDIARIES OF MDU COMMUNICATIONS INTERNATIONAL, INC.